Exhibit 99.1

Antenna Products Corp. Awarded FAA Contract

MINERAL WELLS, Texas--(BUSINESS WIRE)--July 9, 2009--PHAZAR CORP (Nasdaq: ANTP) announced today that Antenna Products Corp., a wholly owned subsidiary, has been awarded an Indefinite Delivery, Indefinite Quantity (IDIQ) contract from the Federal Aviation Administration (FAA) for the production of Mark 20 log periodic dipole (LPD) antennas for replacement of existing Mark 20A LPD antennas. The antennas are used in the localizer portion of an Instrument Landing System (ILS). The localizer provides aircraft a reference to the centerline of a runway during an approach for landing.

The contract is for a base year with four option years with a potential value of $3,000,000. The equipment will be manufactured at Antenna Products Corporation’s plant in Mineral Wells, Texas.

Antenna Products Corporation designs, manufactures and markets standard and custom antennas, wireless mesh network solutions, guyed and self supported towers, support structures, masts and communication accessories worldwide. Customers include the United States Government, both military and civil agencies, United States Government prime contractors and commercial clients.

Product information is available at www.antennaproducts.com, www.truemeshnetworks.com and www.phazar.com.

The common stock of PHAZAR CORP is listed on the Nasdaq Capital Market under the trading symbol “ANTP”. This press release contains forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumption and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.

CONTACT:
Antenna Products Corporation
Kathy Kindle, 940-325-3301
Fax: 940-325-0716
kindle@antennaproducts.com